Exhibit 99.1

VANTAGE DRILLING COMPANY ANNOUNCES
COMMENCEMENT OF PRIVATE OFFERING

HOUSTON, TEXAS, April 16, 2009 — Vantage Drilling Company (“Vantage”) announced today that it intends to commence a private offering to eligible purchasers, subject to market and other conditions, of its ordinary shares. Vantage intends to use the net proceeds from the offering for working capital and general corporate purposes.

The ordinary shares to be offered by Vantage will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or a solicitation of an offer to buy such ordinary shares and is issued pursuant to Rule 135c under the Securities Act.

Vantage, a Cayman Islands exempt company, provides offshore contract drilling services for oil and gas wells.  As of March 31, 2009, Vantage operated one  ultra-premium jackup rig in Southeast Asia, has three ultra-premium jackup rigs currently under construction and has entered into an agreement to acquire 45% ownership in an ultra-deepwater drillship also under construction. Additionally Vantage manages two ultra deepwater drillships and one ultra deepwater semisubmersible, all of which are under construction.

This release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Forward looking statements, which are based on management’s current expectations, are generally identifiable by the use of terms such as “may,” “will,” “expects,” “believes,” “intends,” “anticipates” and similar expressions. The potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein are described in the “Item 1A. Risk Factors” included in Vantage’s annual report on Form 10-K for the fiscal year ended December 31, 2008.